Actuant Appoints Gurminder Bedi as New Director

MILWAUKEE, WI, November 7, 2008 – Actuant Corporation (NYSE: ATU) today announced that Gurminder S. Bedi has been appointed to its Board of Directors, effective immediately.

Mr. Bedi is a retired executive from Ford Motor Company (“Ford”) where he had served as Vice-President, North America Truck from 1997-2001. He joined Ford in 1971 and held numerous positions of increasing responsibility including President of Ford’s Argentina-Brazil Operations. Mr. Bedi currently serves as a director of Compuware Corporation (Nasdaq: CPWR) and KEMET Corporation (NYSE: KEM).

Commenting on the announcement, Robert Arzbaecher, Actuant’s Chairman and CEO, said, “We are pleased to announce the addition of Gurminder to Actuant’s Board of Directors. His broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background will be an asset to Actuant. The rest of the Board and I look forward to his contributions and are excited he has agreed to join Actuant in this leadership position.”

Actuant also announced that William Sovey and Larry Yost will be retiring from the Board at the Company’s Annual Meeting of Shareholders in January 2009. Arzbaecher commented “Bill joined the Actuant Board at the spin-off in 2000, while Larry joined in 2004. Actuant has grown and evolved significantly during their tenure and both Bill and Larry have provided invaluable leadership and guidance to help Actuant grow. Speaking on behalf of the entire Board, we are deeply appreciative of their service.”

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to approximately $1.7 billion. The Company employs a workforce of more than 7,500 worldwide. Actuant Corporation trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.